Exhibit 22.1
List of Subsidiary Guarantors and Issuers of Guaranteed Securities

LPL Financial Holdings Inc. will fully and unconditionally guarantee the debt securities that may be issued by LPL Holdings, Inc., a subsidiary of LPL Financial Holdings Inc., pursuant to a Registration Statement on Form S-3 (File No. 333-274631).